Exhibit 99.1

AUSPEX PHARMACEUTICALS REPORTS THIRD QUARTER 2014 RESULTS AND BUSINESS HIGHLIGHTS

Topline Data for Phase 3 First-HD and ARC-HD Switch Studies in Huntington’s Disease Expected in December 2014

La Jolla, California, November 10, 2014 — Auspex Pharmaceuticals, Inc. (Nasdaq: ASPX), a biopharmaceutical company dedicated to developing innovative medicines for people with movement disorders and other rare diseases, today reported recent business highlights and announced its financial results for the three and nine months ended September 30, 2014.

“We are very pleased with the continued progress of our clinical programs, and we look forward to the release of topline data from our First-HD and ARC-HD Switch clinical trials expected in December 2014,” said Pratik Shah, Ph.D., president and CEO of Auspex. “People living with chorea associated with Huntington’s disease have been waiting too long for new therapeutic options that will make a meaningful difference in their lives. With our strengthened balance sheet resulting from our July 2014 follow-on offering, we are well financed to continue the rapid development of SD-809 and our other pipeline products that we believe hold great promise in the management of serious movement disorders and other rare diseases.”

Recent Highlights

•	In November 2014, the company announced that the Office of Orphan Products Development (OOPD) at the U.S. Food and Drug Administration (FDA) has granted orphan drug designation of Auspex’s investigational new drug SD-809 for the treatment of Huntington’s disease.

•	In October 2014, the company announced the enrollment of the first patient in its multi-center pivotal Phase 3 clinical trial AIM-TD of SD-809 for the treatment of people with tardive dyskinesia.

•	In August 2014, the company completed enrollment in its FIRST-HD clinical trial and in October 2014 achieved target enrollment in its ARC-HD Switch clinical trial of SD-809 for the treatment of people with Huntington’s disease. Topline results from these studies are expected in December 2014.

•	In July 2014, the company announced the enrollment of the first two patients in a multi-center pivotal Phase 2/3 clinical trial ARM-TD of SD-809 for the treatment of people with tardive dyskinesia.

•	In July 2014, the company completed a follow-on offering raising net proceeds of $65.0 million from the sale of approximately 3.6 million shares of common stock at $19.25 per share.

Pipeline Updates

On Track for Topline Phase 3 Data in Chorea Associated with Huntington’s Disease: Target enrollment in the open-label ARC-HD Switch clinical trial of SD-809 for the potential treatment of chorea associated with Huntington’s disease has been completed. In August 2014, the company announced the completion of enrollment in the First-HD Phase 3 registration clinical trial of SD-809. Auspex remains on track to announce the topline results from both of these trials in December 2014.

Second Phase 3 Clinical Trial in Tardive Dyskinesia Initiated: In October, Auspex initiated its second pivotal Phase 3 clinical trial of SD-809 for the treatment of tardive dyskinesia. The AIM-TD (Addressing Involuntary Movements in Tardive Dyskinesia) study is a double-blind, placebo-controlled, parallel group study in approximately 200 people with tardive dyskinesia. Topline data from the AIM-TD study are expected in 2016. This study follows a Phase 2/3 randomized, placebo-controlled clinical trial of SD-809 for the potential treatment of tardive dyskinesia, or the ARM-TD (Aim to Reduce Movements in TD) study, which was initiated in July 2014. Topline data from the ARM-TD are expected in mid-2015. Based on feedback obtained at the company’s recent meeting with the U.S. Food and Drug Administration (FDA), the ARM-TD trial may qualify as one of the two pivotal trials needed for a 505(b)(2) New Drug Application (NDA) filing, subject to FDA review. Contingent upon successful completion of both studies, the company plans to file an NDA in 2016.

Expanding Phase 1b Clinical Trial in Tourette Syndrome: Auspex plans to expand its ongoing Phase 1b open-label preliminary efficacy and safety clinical trial of SD-809 for the potential treatment of tics associated with Tourette syndrome to study the pharmacokinetics in adolescents. These additional data are expected to further support the dosing assumptions and design elements of a randomized, controlled trial in this patient population and accelerate the development of SD-809 in this indication. Topline data are expected by mid-2015.

On Track to Initiate Phase 1 Pharmacokinetics Clinical Trial of SD-560 (Deupirfenidone): SD-560 is being evaluated for the potential treatment of idiopathic pulmonary fibrosis (IPF) and other fibrotic conditions. Auspex is on track to initiate a Phase 1 pharmacokinetic clinical trial of SD-560 versus pirfenidone in healthy volunteer subjects with topline data expected by mid-2015.

Financial Results

For the three months ended September 30, 2014, Auspex reported a net loss of $19.0 million, an increase of $16.2 million from the $2.8 million reported for the comparable period in 2013. For the nine months ended September 30, 2014, the company reported a net loss of $39.5 million, an increase of $31.5 million from the $8.0 million reported for the first nine months of 2013.

Research and development expenses for the three months ended September 30, 2014 were $10.8 million, compared to $2.4 million for the same period in 2013. For the nine months ended September 30, 2014, research and development expenses were $21.4 million, compared to $6.5 million for the same period in 2013. The increases in research and development expenses for the 2014 periods, as compared to the same periods in 2013, are primarily attributable to an increase in expenses for the SD-809 clinical programs and personnel-related costs, including non-cash stock-based compensation.

General and administrative expenses for the three months ended September 30, 2014 were $3.1 million, compared to $0.5 million for the same period in 2013. For the nine months ended September 30, 2014, general and administrative expenses were $8.7 million, compared to $1.8 million for the same period in 2013. The increases in general and administrative expenses for the 2014 periods, as compared to the same periods in 2013, are primarily attributable to an increase in personnel-related costs, including non-cash stock-based compensation, and higher costs to operate as a public company, including legal, audit and insurance expense.

Other expense for the nine months ended September 30, 2014 was $9.5 million, compared to other income of $0.2 million for the same period in 2013. This increase in other expense was primarily due to a $3.6 million non-cash, fair value adjustment the company incurred upon completion of its initial public offering for its preferred stock warrants liability in February 2014, which was subsequently reclassified as equity. Additionally, as of July 1, 2014, the company is consolidating the results of a variable interest entity. At the initial consolidation of this entity, the company recorded a loss on the consolidation of $4.8 million, which is recorded in other non-operating expenses, for the three and nine months ended September 30, 2014. No similar expenses were recorded during the three and nine months ended September 30, 2013.

At September 30, 2014, Auspex reported cash, cash equivalents and marketable securities of $159.5 million.

About Auspex Pharmaceuticals

Auspex Pharmaceuticals is a biopharmaceutical company dedicated to developing innovative medicines for hyperkinetic movement disorders and other rare diseases. Auspex employs its proprietary technology to create patent-protected, new chemical entities from known, clinically proven pharmacologics. The company’s lead product SD-809 is in final stages of development for the treatment of chorea associated with Huntington’s disease, a neurodegenerative movement disorder that impacts cognition, behavior and movements. In addition, Auspex is investing in the broad potential of SD-809 for the treatment of other movement disorders, including tardive dyskinesia and tics associated with Tourette syndrome. The company’s pipeline also includes SD-560, being developed for fibrotic conditions. For further information, please visit the company’s website www.auspexpharma.com.

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Auspex’s ability to successfully complete its ongoing clinical trials and development programs, Auspex’s ability to obtain regulatory approval for its product candidates and Auspex’s financial stability. Risks that contribute to the uncertain nature of the forward-looking statements include: Auspex’s future preclinical studies and clinical trials may not be successful; changes in regulatory requirements in the United States and foreign countries may prevent or significantly delay regulatory approval of Auspex’s product candidates; Auspex may change its plans to develop and commercialize its product candidates; the U.S. Food and Drug Administration (FDA) may not agree with Auspex’s interpretation of the data from clinical trials of its product candidates; Auspex may decide, or the FDA may require Auspex, to conduct additional clinical trials or to modify Auspex’s ongoing clinical trials; Auspex may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Auspex’s ability to obtain regulatory approval; the third parties with whom Auspex has partnered with for the development of its product candidates and upon whom Auspex relies to conduct its clinical trials and manufacture its product candidates may not perform as expected; Auspex’s product candidates may not receive regulatory approval or be successfully commercialized; unexpected adverse side effects or inadequate therapeutic efficacy of Auspex’s product candidates could delay or prevent regulatory approval or commercialization; Auspex may be unable to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; Auspex’s ability to obtain additional financing; and the accuracy of Auspex’s estimates regarding expenses, future revenues and capital requirements. All forward-looking statements contained in this press release speak only as of the date on which they were made. Other risks and uncertainties affecting Auspex are described more fully in Auspex’s filings with the Securities and Exchange Commission. Auspex undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Corporate Communications Contacts:

For Media:

Dan Budwick, Pure Communications, Inc.

dan@purecommunicationsinc.com

(973) 271-6085

For Investors:

Monique Allaire Lyons, Pure Communications, Inc.

monique@purecommunicationsinc.com

(781) 631-0759

AUSPEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2014 (unaudited)	December 31, 2013
Assets
Current assets:
Cash, cash equivalents and marketable securities	$159,482	$36,650
Prepaid expenses and other current assets	6,444	242

Total current assets	165,926	36,892

Deferred offering costs	—	1,817
Property and equipment, net	188	26
Other assets	190	137

Total assets	$166,304	$38,872

Liabilities, Convertible Preferred Stock, Stockholders’ Equity (Deficit) and Noncontrolling Interest
Current liabilities:
Accounts payable	$3,298	$1,365
Accrued liabilities	4,557	2,127
Current portion of long-term debt, less discount	1,163	—

Total current liabilities	9,018	3,492

Long-term debt, less discount	13,387	14,420
Preferred stock warrant liability	—	3,975
Other long-term liabilities	155	77

Total liabilities	22,560	21,964

Convertible preferred stock	—	81,846
Stockholders’ equity (deficit)	139,465	(64,938)
Noncontrolling interest in variable interest entity	4,279	—

Total liabilities, convertible preferred stock, stockholders’ equity (deficit) and noncontrolling interest	$166,304	$38,872

AUSPEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$10,802	$2,361	$21,365	$6,524
General and administrative	3,107	476	8,689	1,760

Total operating expenses	13,909	2,837	30,054	8,284

Operating loss	(13,909)	(2,837)	(30,054)	(8,284)

Other (expense) income, net	(5,116)	(9)	(9,479)	244

Net loss	$(19,025)	$(2,846)	$(39,533)	$(8,040)

Net income attributed to noncontrolling interest	13	—	13	—

Net loss attributable to Auspex shareholders	$(19,038)	$(2,846)	$(39,546)	$(8,040)

Net loss per share attributable to Auspex shareholders, basic and diluted	$(0.73)	$(21,561)	$(1.92)	$(60,909)

Weighted-average common shares outstanding, basic and diluted	26,031,895	132	20,586,368	132